EXHIBIT 4.4
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (this “Escrow Agreement”), dated as of February 9, 2010 is entered into by and among Healthcare Trust of America, Inc. (the “Company”), Realty Capital Securities, LLC (the “Dealer Manager”) and DST Systems, Inc., as escrow agent (the “Escrow Agent”).
     WHEREAS, the Company intends to issue in a public offering (the “Offering”) shares of its common stock, par value $0.01 per share (the “Shares”), with anticipated gross proceeds of up to $2,000,000,000 to investors (the “Investors”) pursuant to a Registration Statement on Form S-11 filed by the Company with the Securities and Exchange Commission (the “SEC”);
     WHEREAS, the Company has entered into that certain Exclusive Dealer Manager Agreement, dated as of April 3, 2009, with the Dealer Manager, as amended (the “Dealer Manager Agreement”), pursuant to which the Dealer Manager is authorized to solicit and collect subscription funds on behalf of the Company;
     WHEREAS, the Company desires to deposit funds paid by the Investors with the Escrow Agent, to be held for the benefit of the Investors and the Company; and
     WHEREAS, the Escrow Agent is willing to accept the appointment as escrow agent upon the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1. Escrow of Investor Funds. The Company shall establish an escrow account with the Escrow Agent (the “Escrow Account”). All funds received from Investors in payment for the Shares (“Investor Funds”) will be delivered to the Escrow Agent by the Dealer Manager within one (1) business day following the day upon which such Investor Funds are received by the Dealer Manager, and shall, upon receipt of good and collected funds by the Escrow Agent, be retained in the Escrow Account by the Escrow Agent. During the term of this Escrow Agreement, the Dealer Manager shall cause all checks received by and made payable to the Company in payment for the Shares to be delivered to the Escrow Agent for deposit in the Escrow Account. Investor Funds also may be wired directly to the Escrow Account using wire instructions provided by the Escrow Agent.
2. Concerning the Escrow Agent and the Escrow Account. It is understood and agreed by the Parties that the Escrow Agent is not a bank, but is the transfer agent for the Company pursuant to the Agency Agreement, dated as of August 2009 by and between the Company and the Escrow Agent (the “Agency Agreement”), and that, notwithstanding anything herein to the contrary, but subject to the immediately following representation and warranty, the Escrow Account will not be a separate account established solely for that purpose, but will be the same demand deposit account the Escrow Agent uses in its capacity as transfer agent for the Company for the daily deposit and withdrawal of funds in the daily course of the transfer agent’s business on behalf of the Company. The Escrow Agent hereby represents and warrants that it has sufficient and adequate controls to treat any Investor Funds in the Escrow Account subject to escrow under Section 4(b) of this Agreement separately from any other moneys in the Escrow Account and to safe keep such Investor Funds until they are distributed in accordance with the terms of Section 4(b).
3. Identity of Investors. The Dealer Manager shall furnish to the Escrow Agent with each delivery of Investor Funds, a list of the Investors who have paid for the Shares showing the name, address, tax identification number, amount of Shares subscribed for and the amount paid and deposited with the Escrow Agent. This information comprising the identity of Investors shall be provided to the Escrow Agent in the format set forth on Exhibit A to this Escrow Agreement (the “List of Investors”). All Investor Funds so deposited shall not be subject to any liens or charges by the Company or the Escrow Agent, or judgments or creditors’ claims against the Company, until released to the Company as hereinafter provided. The Company and the Escrow Agent will treat all Investor information as confidential. The Company understands and agrees that the Company shall not be entitled to any Investor Funds on deposit in the Escrow Account and no such funds shall become the property of the Company except when released to the Company as hereinafter provided. The Escrow Agent shall not be required to accept any Investor Funds which are not accompanied by the information on the List of Investors, and if such Investor Funds are not accepted by the Escrow Agent, the Escrow Agent shall return such funds to the Dealer Manager.
4. Disbursement of Funds.
     (a) Subject to Section 4(b), the Escrow Agent shall release the Investor Funds to the Company on daily basis in accordance with the standing joint instructions of the Company and Dealer Manager to the Escrow Agent.
     (b) In the event that the Dealer Manager delivers written notice (a “Stop Notice”) to the Escrow Agent that the conditions to the Dealer Manager’s obligations under the Dealer Manager Agreement have not been fulfilled, within one business day of Escrow Agent’s receipt of the Stop Notice, Escrow Agent shall commence holding the Investor Funds and shall not release the Investor Funds to the Company in accordance with Section 4(a). Thereafter, the Escrow Agent shall release the Investor Funds, including all earnings thereon, in accordance with a written direction of the Dealer Manager either: (i) to the Company or (ii) to the applicable Investor, within ten (10) business days after receiving such written direction, by first class United States Postal Service at the address appearing on the List of Investors, or at such other address or federal wire instructions as are furnished to the Escrow Agent by the Investor in writing, all collected sums paid by the Investor for Shares and received by the Escrow Agent. In the event the Escrow Agent has not received such written direction from the Dealer Manager within one hundred eighty (180) days of its receipt of the Stop Notice, the Escrow Agent may be discharged of its duties and obligations hereunder upon its deposit, at any time after a written notice is given to all the parties hereto, of the Investor Funds with a court of competent jurisdiction in the State of New York. The parties hereto agree to submit to the personal jurisdiction of any such court, and consent to service of process by hand delivery or mail delivery thereof to their respective addresses set forth in Section 7 hereof.

5. Term of Escrow.
     (a) The Escrow Agreement shall terminate (subject to the continuing provisions set forth in subsection 5(b)) upon the conclusion of the Offering, which is expected to occur on or about July 12, 2012 (the “Termination Date”); provided however, that in all events this Escrow Agreement shall terminate early upon the occurrence of any of the following: (i) the date the Escrow Agent receives written notice from the Company that it is abandoning the sale of the Shares; (ii) the date the Escrow Agent receives notice from the SEC or any other federal or state regulatory authority that a stop or similar order has been issued with respect to the Offering; (iii) the date the Escrow Agent deposits the Investor Funds with a court of competent jurisdiction in the State of New York pursuant to Section 4(b) of this Agreement; or (iv) the date the Escrow Agent institutes an interpleader or similar action. After the Termination Date, the Company shall not deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by prospective Investors. The Company may extend the Offering beyond its anticipated expiration, and in such an event shall provide notice to Escrow Agent that the Termination Date has been extended to the date set forth in such notice.
     (b) In the event that the Escrow Agreement is terminated as set forth in Section 4(a) and Investor Funds remain in the Escrow Account as of the Termination Date, Escrow Agent may, in its sole discretion (1) continue to hold the Investor Funds in the Escrow Account until the Dealer Manager notifies Escrow Agent as to the manner in which the Escrow Account should be liquidated, or (2) institute an interpleader action in any court of competent jurisdiction to determine the rights of the parties. So long as any Investor Funds remain in the Escrow Account, the provisions of this Agreement set forth in Sections 5, 6, 7, 8, 9 and 10 shall remain in full force and effect, notwithstanding termination of the Escrow Agreement.
6. Duty and Limitation on Liability of the Escrow Agent.
     (a) The Escrow Agent’s rights and responsibilities shall be governed solely by this Escrow Agreement. Neither the Offering document, nor any other agreement or document shall govern the Escrow Agent even if such other agreement or document is referred to herein, is deposited with, or is otherwise known to, the Escrow Agent.
     (b) The Escrow Agent shall be under no duty to determine whether the Company is complying with the requirements of the Offering or applicable securities or other laws in tendering the Investor Funds to the Escrow Agent. The Escrow Agent shall not be responsible for, or be required to enforce, any of the terms or conditions of any Offering document or other agreement between the Company and any other party.
     (c) The Escrow Agent may conclusively rely upon and shall be fully protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document. Upon or before the execution of this Escrow Agreement, the Company and the Dealer Manager shall deliver to the Escrow Agent the

Certificate as to Authorized Signatures set forth in Exhibit B to this Escrow Agreement.
     (d) The Escrow Agent shall be under no obligation to institute and/or defend any action, suit or proceeding in connection with this Escrow Agreement unless first indemnified to its satisfaction.
     (e) The Escrow Agent may consult counsel of its own choice with respect to any question arising under this Escrow Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon the advice of such counsel.
     (f) The Escrow Agent shall not be liable for any action taken or omitted by it except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s willful misconduct was the primary cause of loss.
     (g) The Escrow Agent is acting solely as escrow agent hereunder and owes no duties, covenants or obligations, fiduciary or otherwise, to any person by reason of this Escrow Agreement, except as otherwise explicitly set forth in this Escrow Agreement, and no implied duties, covenants or obligations, fiduciary or otherwise, shall be read into this Escrow Agreement against the Escrow Agent.
     (h) In the event of any disagreement between any of the parties to this Escrow Agreement, or between any of them and any other person, including any Investor, resulting in adverse or conflicting claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. Notwithstanding the foregoing, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction and the Escrow Agent is hereby authorized in its sole discretion to comply with and obey any such orders, judgments, decrees or levies.
     (i) The Company hereby irrevocably directs the Escrow Agent that upon the Escrow Agent’s receipt of a Stop Notice, it shall ignore any notices from the Company regarding or pertaining to the disposition of moneys in the Escrow Account that is not also signed by the Dealer Manager notwithstanding any provisions to the contrary in the Agency Agreement and regardless of whether the Escrow Agent is acting in its capacity as Escrow Agent under the terms of this Agreement or as transfer agent to the Company under the terms of the Agency Agreement.

     (j) In the event that any controversy should arise with respect to this Escrow Agreement, the Escrow Agent shall have the right, at its option, to institute an interpleader action in any court of competent jurisdiction to determine the rights of the parties.
     (k) The parties agree that the Escrow Agent had no role in the preparation of the Offering documents, has not reviewed any such documents, and makes no representations or warranties with respect to the information contained therein or omitted therefrom.
7. No Escrow Agent Fee. The Escrow Agent shall not be entitled to additional compensation for its services under this Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation relating to this Escrow Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees and expenses, occasioned by any delay, controversy, litigation or event, and the same shall be paid by the Company under and in accordance with the provisions of Section 6 of the Agency Agreement. The Company’s obligations under this Section 7 shall survive the resignation or removal of the Escrow Agent and the assignment or termination of this Escrow Agreement.
8. Notices. All notices, requests, demands, and other communications under this Escrow Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (c) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by United States Postal Service first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:
If to the Company:
Scott D. Peters, Chief Executive Officer
Healthcare Trust of America, Inc.
The Promenade, Suite 440
16427 North Scottsdale Road
Scottsdale, AZ 85254
with a copy to (which shall not constitute notice):
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30309
Attn: Lesley H. Solomon

If to the Dealer Manager:
Louisa H. Quarto, President
Realty Capital Securities, LLC
Three Copley Place, Suite 3300
Boston, MA 02116
If to Escrow Agent:
DST Systems, Inc.
210 West 10th Street, 7th FL
Kansas City, MO 64105
Attn:    Vice President – Full Service
with a copy to (which shall not constitute notice):
DST Systems, Inc.
333 West 12th Street, 5th FL
Kansas City, MO 64105
Attn:   General Counsel
Any party may change its address for purposes of this section by giving the other parties written notice of the new address in the manner set forth above.
9. Indemnification of Escrow Agent. The Company hereby indemnifies, defends and holds harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees and expenses (including without limitation any reasonable counsel fees and expenses incurred in any interpleader under Sections 5 or 6(i) of this Agreement), which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates unless such loss, liability, cost, damage or expense is finally determined by a court of competent jurisdiction to have been primarily caused by the willful misconduct of the Escrow Agent. The terms of this Section 8 shall survive the assignment or termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.
10. Resignation. The Escrow Agent may resign upon thirty (30) days’ advance written notice to the Company and the Dealer Manager. If a successor escrow agent is not appointed within the thirty (30) day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent or interplead the Investor Funds with such court, whereupon the Escrow Agent’s duties hereunder shall terminate.
11. Successors and Assigns. Except as otherwise provided in this Escrow Agreement, no party hereto shall assign this Escrow Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Escrow Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.
12. Governing Law; Jurisdiction. This Escrow Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. Notwithstanding the foregoing, each of the Parties hereto hereby irrevocably and unconditionally: (i) consents and submits to the exclusive jurisdiction of the courts of the State of Missouri and of the United States of America located in Jackson County, Missouri, for any actions, suits or proceedings arising out of or relating to this Agreement; (ii) agrees that service of any process, summons, notice or document by U.S. registered mail to the attention of the General Counsel at the address set forth above shall be effective service of process for any actions, suit or proceeding brought against it in any such court: (iii) waives any objection to the laying of venue in any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the courts of the State of Missouri or of the United States of America located in Jackson County, Missouri; and (iv) waives any claim and agrees not to plead or claim in any such court that any such action, suit or proceeding is brought in an inconvenient forum.
13. Severability. In the event that any part of this Escrow Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Escrow Agreement shall remain in full force and effect.
14. Amendments; Waivers. This Escrow Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Escrow Agreement. The Company agrees that any requested waiver, modification or amendment of this Escrow Agreement shall be consistent with the terms of the Offering.
15. Entire Agreement. This Escrow Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.
16. References to Escrow Agent. No printed or other matter in any language (including, without limitation, the Offering document, any supplement or amendment relating thereto, notices, reports and promotional material) which mentions the Escrow Agent’s name or the rights, powers, or duties of the Escrow Agent shall be issued by the Company or on the Company’s behalf unless the Escrow Agent shall first have given its specific written consent thereto.

17. Section Headings. The section headings in this Escrow Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Escrow Agreement.
18. Counterparts. This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed the day and year first set forth above.
Healthcare Trust of America, Inc.

By:	/s/ Kellie S. Pruitt Kellie S. Pruitt
Its:	Chief Accounting Officer

Realty Capital Securities, LLC

By:	/s/ Louisa H. Quarto Louisa H. Quarto
Its:	President

DST Systems, Inc.

By: Its:	/s/ Thomas Schmidt Thomas Schmidt Vice President

EXHIBIT A
List of Investors
     Pursuant to the Escrow Agreement dated February 9, 2010 by and among Healthcare Trust of America, Inc. (the “Company”), Realty Capital Securities, LLC (the “Dealer Manager”) and DST Systems, Inc., as escrow agent (the “Escrow Agent”), the Company and Dealer Manager hereby certify that the following Investors have paid money for the purchase of shares of common stock, par value $0.01 per share (the “Shares”) of the Company and the money has been deposited with the Escrow Agent:

1.	Name of Investor Address Tax Identification Number Amount of Shares subscribed for Amount of money paid and deposited with Escrow Agent

2.	Name of Investor Address Tax Identification Number Amount of Shares subscribed for Amount of money paid and deposited with Escrow Agent

EXHIBIT B
CERTIFICATE AS TO AUTHORIZED SIGNATURES
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Healthcare Trust of America, Inc. and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B is attached, on behalf of Healthcare Trust of America, Inc.

Name / Title	Specimen Signature

Scott D. Peters Chief Executive Officer & President	/s/ Scott D. Peters Signature

Kellie S. Pruitt Chief Accounting Officer	/s/ Kellie S. Pruitt Signature
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Realty Capital Securities, LLC and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B is attached, on behalf of Realty Capital Securities, LLC.

Name / Title	Specimen Signature

Louisa H. Quarto President	/s/ Louisa H. Quarto Signature

Kamal Jafarnia Executive Vice President and Chief Compliance Officer	/s/ Kamal Jafarnia Signature